Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

SRAX, INC.

and

DNA HOLDINGS, LLC

DATED AS OF FEBRUARY 3, 2023

i

ii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 3, 2023 (this “Agreement”), by and between SRAX, Inc., a Delaware corporation (the “Buyer”), and DNA Holdings, LLC, a limited liability company formed under the laws of the Commonwealth of Puerto Rico (the “Seller”). The Seller and the Buyer may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 9.

WHEREAS, the Seller is an advisory company that is engaged in the business of, among other things, advising entrepreneurs in connection with capital structuring, marketing, developing decentralized ecosystems and providing introductions to strategic investors (the “Business”);

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Purchased Assets, and the Seller desires that the Buyer assume, and the Buyer has agreed to assume, the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents; and

WHEREAS, on the date hereof the Parties are also entering into the Ancillary Agreements to be effective following Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1.
Purchase and Sale

Section 1.1 Purchased Assets. Except as otherwise provided in Section 1.2, at the Closing, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller’s right, title and interest in and to all of its assets listed on Schedule 1.1 (collectively, the “Purchased Assets”).

Section 1.2 Excluded Assets. Notwithstanding Section 1.1, any assets, properties or rights of the Seller, tangible and intangible, that are not described in Schedule 1.1 are excluded from the Purchased Assets and shall be retained by Seller (collectively, the “Excluded Assets”).

Section 1.3 Assumed Liabilities. The Buyer shall, subject to and except as provided in Section 1.4, assume, as of the Closing, in partial payment of the Purchase Price, all Liabilities described in Schedule 1.3 (collectively, the “Assumed Liabilities”).

Section 1.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not assume, or in any way be liable or responsible for, any Liabilities that are not listed on Schedule 1.3, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

Article 2.
Purchase Price

Section 2.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Purchased Assets shall be an amount equal to the Aggregate Buyer Stock Amount (the “Purchase Price”). In addition to payment of the Purchase Price, the Buyer shall assume, as of the Closing, the Assumed Liabilities.

Section 2.2 Payment of Purchase Price. The Purchase Price shall be payable in the following manner: at the Closing, the Buyer shall (i) issue and deliver to Seller the Upfront Shares, subject to the terms and conditions of the Lock-Up Agreement and (ii) deliver or cause to be delivered (A) to Seller, a book-entry confirmation in the name of Seller evidencing the Escrow Shares and (B) to Silvestre Law Group, P.C., as escrow agent (the “Escrow Agent”), a book-entry confirmation naming Escrow Agent as the holder of the Escrow Shares. Notwithstanding the foregoing, the Buyer shall not issue any shares of Buyer Common Stock, and the Seller shall not acquire any shares of Buyer Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of Upfront Shares and Escrow Shares that would be issued pursuant to this Agreement and the transactions contemplated hereby would be equal to or greater than a number of shares of Buyer Common Stock representing 4.99% of the shares of Buyer Common Stock outstanding on the date of this Agreement (the “Exchange Cap”), unless the Shareholder Approval (as defined below) is obtained to issue in excess of the Exchange Cap. In the event the aggregate number of shares of Buyer Common Stock constituting the Upfront Shares and Escrow Shares issued pursuant to this Section 2.2 would result in the issuance of shares of Buyer Common Stock in an amount in excess of the Exchange Cap, the Buyer shall (i) issue and deliver to the Seller shares of Buyer Common Stock constituting the Upfront Shares up to the Exchange Cap, (ii) issue and deliver to the Seller the balance of such Upfront Shares in shares of Buyer Series B Preferred Stock, which shall be convertible into Buyer Common Stock, and (iii) issue and deliver to the Escrow Agent the Escrow Shares in shares of Buyer Series B Preferred Stock, which shall be convertible into Buyer Common Stock.

Section 2.3 Post-Closing Adjustment. Within thirty (30) days, but no earlier than fifteen (15) Business Days, after the date in which the Shareholder Approval is obtained, the Seller shall prepare and deliver to Buyer a written determination of such amount of the Deferred Payment that will be paid to the Buyer, if any (such amount that will not be paid to the Buyer, the “Uncollected Deferred Payment”) as of the date the written determination is delivered (such date, the “Measurement Date”). Within five (5) Business Days of the Measurement Date, subject and upon receipt of any such amount of the Deferred Payment, the Parties agree to instruct Escrow Agent to release (i) first, to the Buyer, the Returned Escrow Shares (if any), and (ii) second, to the Seller, the balance of the Escrow Shares that are not Returned Escrow Shares. For the avoidance of doubt, and solely by way of example, if the Uncollected Deferred Payment on the Measurement Date is $1,000,000, the number of Returned Escrow Shares to be released to the Buyer pursuant to clause (i) of this Section 2.3 shall be such number of shares of Buyer Series B Preferred Stock that are convertible into 1,317,795 Conversion Shares (e.g. 2,635,591 Conversion Shares * ($1,000,000 / $2,000,000) = 1,317,795 Returned Escrow Shares (based upon Conversion Shares underlying Buyer Series B Preferred Stock)). Notwithstanding anything contained herein, in the event that Shareholder Approval is not obtained by the eighteen (18) month anniversary of the Closing, the Deferred Payment will lapse and be of no further force or consequence and the Escrow Shares will all become Returned Escrow Shares.

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Section 2.4 Purchase Price Allocation. Within one hundred and twenty (120) calendar days after the Closing, the Buyer shall provide the Seller with an allocation setting forth the allocation of the Purchase Price (and other relevant items) for U.S. federal income tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Seller shall have thirty (30) calendar days to object in writing to the Allocation, after which time (if no such objection is made) the allocation shall be final (the “Final Allocation”). If the Seller provides written notice to the Buyer prior to the end of such period that it objects to the Allocation, and the Buyer and the Seller cannot agree on the Allocation within twenty (20) calendar days of the provision of such notice, such dispute shall be settled by the Independent Accounting Firm, after which time the allocation determined by the Independent Accounting Firm shall become the Final Allocation. The costs and expenses of the Independent Accounting Firm or appraisal firm shall be shared equally between the Seller and the Buyer. The Parties agree that: (a) none of the Parties shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any Litigation that is inconsistent with the Final Allocation, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code; (b) they shall cooperate with each other in connection with the preparation, execution and timely filing of all Tax Returns related to the Final Allocation; and (c) they shall promptly advise each other regarding the existence of any tax audit, controversy or Litigation related to any item provided in the Final Allocation. Any adjustments to the purchase price that occur following the determination of the Final Allocation, shall, subject to Section 8.8, be allocated among the Purchased Assets in a manner consistent with the methodology and valuations used in determining the Final Allocation.

Section 2.5 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller or the Escrow Agent, as applicable, the following:

(a) share certificates bearing appropriate legends representing the Purchase Price;

(b) a duly executed counterpart of the Bill of Sale and the Assignment and Assumption Agreement;

(c) a duly executed counterpart of each of the Lock-Up Agreements;

(d) deposit with Escrow Agent the Escrow Shares; and

(e) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to give effect to this Agreement and the other Transaction Documents.

Section 2.6 Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a) a duly executed counterpart of the Bill of Sale and the Assignment and Assumption Agreement;

(b) a duly executed counterpart of each of the Lock-Up Agreements; and

(c) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement and the other Transaction Documents.

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Article 3.
Closing

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the purchase of the Purchased Assets contemplated by this Agreement shall take place remotely via the exchange of documents and signatures on the date of this Agreement, or at such other time or on such other date or at such other place as the Seller and the Buyer may mutually agree upon in writing (the “Closing”). The day on which the Closing takes place is referred to herein as the “Closing Date”. The Parties may agree that the Closing shall take place via the exchange of facsimile or scanned final instruments and executed signature pages.

Article 4.
Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as of the date hereof and as of the Closing as follows:

Section 4.1 Due Formation; Due Authorization; Enforceability.

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico. The Seller has all requisite corporate power and lawful authority to own, lease and operate the Purchased Assets and to carry on the Business as currently conducted. The Seller is qualified to transact business and is in good standing in each jurisdiction where the nature of the Business or location of the Purchased Assets requires such qualification, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Seller has the full legal power and capacity to execute and deliver this Agreement and the other Transaction Documents and to perform the Transactions. All necessary actions required to be taken by the Seller for the due authorization of the execution and delivery by the Seller of the Transaction Documents, and the performance by the Seller of the Transactions, has been duly taken. Each of the Transaction Documents will be, on or prior to the Closing Date, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other party or parties thereto, when so executed and delivered, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 4.2 Approvals and Consents; No Conflicts. No Permit or Order of, or filing with or notification to, any Governmental Entity is required in connection with the execution and delivery by the Seller of the Transaction Documents or the performance by the Seller of the Transactions. The execution and delivery by the Seller of the Transaction Documents and the performance by the Seller of the Transactions will not conflict with, or result in the breach or violation of, any of the terms or conditions of, or constitute (or, with the passing of time or giving of notice or both, would constitute) a default under: (a) the Seller’s certificate of incorporation or bylaws (or equivalent organizational documents), in each case, as in effect as of the date hereof; or (b) any Contracts or Permits to which the Seller is a party or by which the Seller or any of its assets or properties are bound, except, in the case of clause (b) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution and delivery by the Seller of the Transaction Documents and the performance by the Seller of the Transactions will not conflict in any material respect with or materially violate applicable Law or any Orders applicable to Seller. The execution and delivery by the Seller of the Transaction Documents and the performance by the Seller of the Transactions will not result in, or require the creation or imposition of, any Lien upon or with respect to any of the Purchased Assets. Seller has provided all notices to, and received all necessary consents, waivers and approvals of, any Governmental Entity and any other third party in connection with the execution and delivery by the Seller of the Transaction Documents or the performance by the Seller of the Transactions. The Seller is, and at all times has been, in compliance in all material respects with its certificate of incorporation and bylaws (or equivalent organizational documents).

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Section 4.3 Litigation; Orders. There is no Litigation pending or, to the Seller’s Knowledge, threatened in writing against the Seller by or before a Governmental Entity relating to the Purchased Assets.

Section 4.4 Title to Purchased Assets. The Seller has good, valid and exclusive title to, and the valid and enforceable power and full right to use and transfer to the Buyer, the Purchased Assets, and the Purchased Assets are free and clear of all Liens of any kind or nature whatsoever. The delivery by the Seller to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in the Buyer good, valid and exclusive title to the Purchased Assets, free and clear of all Liens of any kind or nature whatsoever. The Purchased Assets constitute all rights, title, interests and other assets of Seller, tangible and intangible, primarily related to the Business. The Purchased Assets are in good working condition and repair and constitute all rights, title, interests and other assets that are sufficient and necessary to conduct the Business as it is currently conducted in all material respects.

Section 4.5 No Broker. The Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.6 Own Account. Seller understands that the Buyer Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Buyer Securities as principal for its own account and not with a view to or for distributing or reselling such Buyer Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Buyer Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Buyer Securities in violation of the Securities Act or any applicable state securities law.

Section 4.7 Seller Status. At the time Seller was offered the Buyer Securities, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

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Section 4.8 Experience of Seller. Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Buyer Securities, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Buyer Securities and, at the present time, is able to afford a complete loss of such investment.

Section 4.9 General Solicitation. Seller is not purchasing the Buyer Securities as a result of any advertisement, article, notice or other communication regarding the Buyer Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 4.10 Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, Seller has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Seller, executed any purchases or sales, including Short Sales, of the securities of the Buyer prior to the execution hereof. Notwithstanding the foregoing, in the case Seller is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Seller’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Seller’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Buyer Securities covered by this Agreement. Other than to other Persons party to this Agreement, Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

Section 4.11 No Other Representations. Except for the representations and warranties specifically set forth in this Article 4 and the other Transaction Documents, the Seller is not making, and has not made, any other express or implied representation or warranty.

Article 5.
Representations and Warranties of the Buyer

Except as set forth in the disclosure schedule delivered to the Seller by the Buyer on the date hereof (the “Buyer Disclosure Schedule”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure schedules relates; provided, however, that any information disclosed in one section of such disclosure schedules shall be deemed to be disclosed in such other sections of such disclosure schedules to which its relevance is reasonably apparent on its face), the Buyer represents and warrants to the Seller as of the date hereof and as of the Closing as follows:

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Section 5.1 Due Formation; Due Authorization; Enforceability. The Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted. The Buyer has the full legal power and capacity to execute and deliver this Agreement and the other Transaction Documents and to perform the Transactions. All necessary action required to be taken by the Buyer and its Affiliates for the due authorization of the execution and delivery by the Buyer of the Transaction Documents, and the performance by the Buyer of the Transactions, has been duly taken. Each of the Transaction Documents has been duly executed and delivered by the Buyer and, assuming the due execution and delivery by the other party or parties thereto, is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 5.2 Approvals and Consents; No Conflicts. No Permit or Order of, or filing with or notification to, any Governmental Entity is required in connection with the execution and delivery by the Buyer of the Transaction Documents or the performance by the Buyer of the Transactions. The execution and delivery by the Buyer of the Transaction Documents and the performance by the Buyer of the Transactions will not conflict with, or result in the breach or violation of, any of the terms or conditions of, or constitute (or, with the passing of time or giving of notice or both, would constitute) a default under: (a) the certificate of incorporation or bylaws (or equivalent organizational documents) of the Buyer or its Affiliates; (b) any Contracts or Permits to which the Buyer or its Affiliates is a party or by which the Buyer or its Affiliates or any of their assets or properties are bound; (c) applicable Law or (d) any Orders applicable to the Buyer except where such default or violation would not reasonably be expect to have a Material Adverse Effect.

Section 5.3 Litigation; Orders. Neither the Buyer nor its Affiliates (a) are party to, or, to the knowledge of the Buyer, threatened with, any current Litigation or (b) are subject to any Order, in each case that seeks to restrain or prohibit or to obtain damages or other relief in connection with the Transactions.

Section 5.4 Capitalization.

(a) As of the Closing Date, the authorized capital stock of Buyer consists of 259,000,000 shares of Buyer Common Stock (and 250,000,000 shares of Class A Common Stock and 9,000,000 shares of Class B Common Stock) and 50,000,000 shares of Buyer Preferred Stock. As of the close of business on the day immediately preceding the Closing Date, the outstanding shares of Buyer Common Stock and Buyer Preferred Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, is as disclosed on Section 5.4(a) of the Buyer Disclosure Schedule.

(b) All shares of Buyer Common Stock to be issued pursuant to Section 2.2(a) (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Buyer’s certificate of incorporation or bylaws or any agreement to which the Buyer is a party or is bound, and (ii) will, when issued, be registered or exempt from registration under the Securities Act and the Exchange Act and registered or exempt from registration under applicable blue sky laws, and (iii) will, when issued, be approved for listing on the Nasdaq Stock Market or any other national securities exchange on which the Buyer Common Stock is listed, subject to official notice of issuance.

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Section 5.5 SEC Filings; Financial Statements.

(a) Except as disclosed on Section 5.5 of the Buyer Disclosure Schedule, Buyer has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC under the Securities Act or the Exchange Act (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. No subsidiary of the Buyer is required to file any form, report, statement, schedule or other document with the SEC under the Securities Act or the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Buyer SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Buyer and its subsidiaries, taken as a whole).

(c) As of the Closing Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer SEC Reports that would reasonably be expected to delay Buyer’s performance of its obligations under this Agreement and the other Transaction Documents. None of the Buyer SEC Reports is the subject of ongoing SEC review that would reasonably be expected to delay the Buyer’s performance of its obligations under this Agreement or the other Transaction Documents.

Section 5.6 Access. The Buyer and its representatives have been given full access to the assets, books, records, Contracts and employees of the Seller, and have been given the opportunity to meet with officers and other representatives of the Seller for the purpose of investigating and obtaining information regarding the Business.

Section 5.7 Reliance. The Buyer has not relied on and is not relying on any representations, warranties or other assurances regarding the Seller or the Purchased Assets other than those representations and warranties expressly set forth in Article IV of this Agreement.

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Section 5.8 Own Account. Buyer understands certain of the Purchased Assets contain securities (“Seller Securities”) that are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Seller Securities as principal for its own account and not with a view to or for distributing or reselling such Seller Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Seller Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Seller Securities in violation of the Securities Act or any applicable state securities law.

Section 5.9 Buyer Status. At the time Buyer was offered the Seller Securities, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

Section 5.10 Experience of Buyer. Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Seller Securities, and has so evaluated the merits and risks of such investment. Buyer is able to bear the economic risk of an investment in the Seller Securities and, at the present time, is able to afford a complete loss of such investment.

Section 5.11 General Solicitation. Buyer is not purchasing the Seller Securities as a result of any advertisement, article, notice or other communication regarding the Seller Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 5.12 No Other Representations. Except for the representations and warranties specifically set forth in this Article 5 and the other Transaction Documents, the Buyer is not making, and has not made, any other express or implied representation or warranty.

Article 6.
POST-CLOSING Covenants and Agreements

Section 6.1 Further Assurances. From time to time until the second anniversary of the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts, as may be reasonably required to carry out the provisions hereof and the Transactions. The Parties waive compliance with the provisions of any so-called “bulk transfer law” or similar law of any jurisdiction in connection with the sale of the Purchased Assets. The Seller covenants and agrees that, until the second anniversary of the Closing, at the Buyer’s request, the Seller will do (or cause its Affiliates to), execute, acknowledge and deliver any and all further acts and assurances as the Buyer may require to convey, transfer and vest in the Buyer the Purchased Assets, or to better enable the Buyer to realize upon or otherwise enjoy the Purchased Assets, or to carry into effect the intent and purposes of this Agreement, including the transfer to the Buyer on substantially the same terms as set forth in Section 1.1, of all of the right, title and interest in and to any asset that should have been transferred or delivered to the Buyer but, for whatever reason, was not so transferred or delivered. The Buyer covenants and agrees that, at any time and from time to time until the second anniversary of the Closing, at the Seller’s request, the Buyer will do (or cause its Affiliates to), execute, acknowledge and deliver any and all further acts and assurances as the Seller may require to convey, transfer and vest in the Seller any Excluded Assets that should not have been transferred or delivered to the Buyer but, for whatever reason, were so transferred or delivered.

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Section 6.2 Independent Contractors. Following the Closing, the Seller shall use commercially reasonable efforts to assist and enable the Buyer to engage a minimum of ten (10) independent contractors currently engaged by the Seller for the purpose of providing support in connection with business development opportunities of the Purchaser.

Section 6.3 Confidentiality; Publicity.

(a) For a period of three (3) years following the Closing Date, each Party shall maintain in confidence the terms and provisions of the Transaction Documents, and any non-public or proprietary information regarding the other Party or the Business, and, except as reasonably necessary in connection with the Transactions, including disclosure to the attorneys, accountants or financial advisors of the Seller, shall not and shall cause its respective Affiliates, advisors, agents and representatives not to divulge such information to any other Person. This Section 6.4 shall not apply to any information that (i) through no fault of the Party bound by such obligation of confidentiality is or becomes generally known to the public, (ii) is disclosed to such party by a Third Party having a bona fide right to disclose the information or (iii) is required by Law or any securities exchange to be disclosed. Notwithstanding anything to the contrary in this Agreement, in no event will the Seller use the Business Records to compete with the Business, provided, however, that this sentence shall not prohibit the use by the Seller or its Affiliates in their respective businesses of Residual Information. Notwithstanding the foregoing, the Parties hereto agree that such Transaction Documents (excluding exhibits and schedules, except as required by applicable Law) will need to be filed on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (EDGAR) pursuant to applicable rules for the Buyer.

(b) Except as may be required by Law, no press or publicity release or other public notice concerning the Transaction Documents or the Transactions shall be issued without advance written approval (which shall not be unreasonably withheld) of the form and substance thereof by the Buyer. Each of the Buyer and the Seller agrees to consult with one another as to the content of any communication to any Governmental Entity relating to the Transactions. Notwithstanding, Buyer may disseminate a press release announcing the closing of the material terms of the transactions contemplated hereby, consistent with its past practices; provided, that, prior to making such announcement, Buyer shall have delivered a draft of such press release to the Seller and shall have given the Seller reasonable opportunity to comment thereon.

Section 6.4 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Seller and the Buyer each shall bear one half of any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement. To the maximum extent possible, the Buyer and the Seller shall reasonably cooperate so that Seller may deliver the Purchased Assets to the Buyer in a manner which minimizes the amount of Transfer Taxes imposed.

Section 6.5 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement, including the fees and disbursements of counsel, financial advisors, accountants and any broker, finder or similar agent retained by a Party who would be entitled to a commission or fee in respect of the Transactions, shall be paid by the Party incurring such fees or expenses.

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Section 6.6 Shareholder Approval. The Company agrees to hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) within six (6) months of the Closing for the purpose of obtaining Shareholder Approval, with the recommendation of the Buyer’s Board of Directors that such proposal be approved, and the Buyer shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Buyer shall use its reasonable best efforts to obtain such Shareholder Approval. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four (4) months thereafter to seek Shareholder Approval until the Shareholder Approval is obtained.

Article 7.
CLOSING CONDITIONS

Section 7.1 Mutual Conditions to Closing. The obligations of the Seller and the Buyer to consummate the Transactions are subject to the fulfilment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the applicable Party in whole or in part to the extent permitted by applicable Law):

(a) No Prohibition. There shall not be in effect any injunction, order or decree of a Governmental Entity that prohibits the transactions contemplated by this Agreement by the Buyer or the Seller.

(b) No Litigation. No Litigation has been initiated that challenges or seeks damages or other relief in connection with the Transaction or that has the effect of preventing or making illegal the Transactions.

Section 7.2 Conditions to Closing of the Buyer. The obligations of the Buyer to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement (other than those qualified by “materiality” or “Material Adverse Effect” which shall be true and correct in all respects as of the Closing Date) shall be true and correct in all material respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date); and the Buyer shall have received a certificate signed on behalf of the Seller by the President of the Seller and to such effect;

(b) Covenants. The Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(c) Ancillary Agreements. The Seller shall have executed and delivered or cause to be executed and delivered each of the Ancillary Agreements.

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Section 7.3 Conditions to Closing of the Seller. The obligations of the Seller to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement (other than those qualified by “materiality” or “Material Adverse Effect” which shall be true and correct in all respects as of the Closing Date) shall be true and correct in all material respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date);

(b) Covenants. The Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and

(c) Ancillary Agreements. The Buyer shall have executed and delivered each of the Ancillary Agreements.

Article 8.
Survival; Indemnification

Section 8.1 Survival of Representations and Covenants. All representations and warranties of the Seller and the Buyer in this Agreement or any other Transaction Document shall survive the Closing until the 12-month anniversary of the Closing Date (the “Survival Date”); provided, however, that all representations and warranties contained in Sections 4.1, 4.4, 4.5, 5.1 and 5.2 (the “Fundamental Representations”) shall survive for three (3) years after the Closing. All covenants and agreements set forth herein shall survive the Closing in accordance with their respective terms (and shall survive until fully performed or fulfilled if no term is specified).

Section 8.2 Survival of Claims. Any claim for indemnification based upon a breach of any representation or warranty and asserted in writing prior to the Survival Date by written notice in accordance with Section 8.4 shall survive until the final non-appealable resolution of such claim.

Section 8.3 Indemnification.

(a) By the Seller. Subject to the limitations set forth in this Article 8, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates, directors, officers, partners, stockholders, agents, representatives, employees, owners, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages, whether or not involving a third party claim (collectively, the “Buyer Damages”), directly or indirectly arising out of, relating to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement or in any other Transaction Document;

(ii) any breach of any covenant or agreement of the Seller contained in this Agreement or in any other Transaction Document; or

(iii) any Excluded Liability.

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(b) By the Buyer. Subject to the limitations set forth in this Article 8, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates, directors, officers, partners, stockholders, agents, representatives, employees, owners, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages, whether or not involving a third party claim, directly or indirectly arising out of, relating to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement or in any other Transaction Document;

(ii) any breach of any covenant or agreement of the Buyer contained in this Agreement or in any other Transaction Document; or

(iii) any Assumed Liability.

Section 8.4 Procedures for Indemnification.

(a) Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation by a third party with respect to any matter referred to in Sections 8.3(a) or 8.3(b), the Indemnitee shall give written notice thereof to the Party obligated to indemnify the Indemnitee (the “Indemnitor”), which notice shall include a description of the claim or Litigation, the amount thereof (if known and quantifiable) and the basis for the claim or Litigation, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

(b) Any Indemnitor shall be entitled to participate in the defense of such claim or Litigation giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim or Litigation and to employ counsel of its choice for such purpose, so long as the fees and expenses of such separate counsel are borne by the Indemnitee;

(ii) if the Indemnitor elects to control the defense of any such claim or Litigation, then the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or Litigation or ceasing to defend such claim or Litigation if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim or Litigation, without prejudice; and

(iii) if the Indemnitor does not elect to control the defense of any such claim or Litigation, then the Indemnitee shall obtain the prior written consent of the Indemnitor before entering into any settlement of a claim or Litigation or ceasing to defend such claim or Litigation if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitor or if such settlement does not expressly and unconditionally release the Indemnitor from all Liabilities with respect to such claim or Litigation, without prejudice.

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Section 8.5 Limitations on Indemnification.

(a) Other than with respect to Damages related to breaches of Fundamental Representations, breaches of covenants and Damages relating to any Excluded or Assumed Liability, neither Party shall be obligated to indemnify the Buyer Indemnified Parties or Seller Indemnified Parties with respect to any claim for indemnification made under Section 8.3(a)(i) or Section 8.3(b)(i), as the case may be, (x) unless the aggregate amount of all Damages of the Party seeking indemnification exceeds $50,000, in which case the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, shall be entitled to recover the aggregate amount of all Damages incurred by such Party from the first dollar of such Damages; or (y) to the extent that the aggregate amount of all Damages of the Party seeking indemnification exceeds a dollar amount equal to $800,000. For all other Damages, the maximum aggregate amount that is potentially recoverable by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall not exceed the Purchase Price.

(b) Except as set forth in Section 8.3, no Party shall be liable for any punitive or exemplary damages or Damages based thereon (other than those required to be paid to a third party as part of a third party claim).

Section 8.6 Remedies.

(a) Except (i) in the case of fraud or intentional misrepresentation, (ii) with respect to the matters covered by Article 2 and (iii) in the case where a Party seeks to obtain specific performance pursuant to Section 8.6(b), from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article 8 shall be the sole and exclusive remedy for the Parties with respect to any matter relating to this Agreement or its subject matter.

(b) It is specifically understood and agreed that in addition to any other remedy it may have, any Party hereto shall be entitled to enforce the specific performance of this Agreement or any other Transaction Document through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them.

Section 8.7 Manner of Payment. Any indemnification of the Buyer Indemnified Parties or the Seller Indemnified Parties pursuant to this Article 8 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, promptly after the determination thereof.

Section 8.8 Indemnification Payments. Except as otherwise required by Law, each of the Parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the purchase price (as determined for tax purposes), and to treat such indemnification payment as an adjustment to the consideration allocated to a specific asset, if any, to the extent such asset gives rise to the adjustment.

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Article 9.
Definitions

Section 9.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Affiliate” means, with respect to any Person: (i) who is an individual, the spouse, parent, sibling or lineal descendant of such Person; (ii) that is an entity, the officers, managers, directors, stockholders, members, general partners, limited partners or any affiliate of the foregoing; and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management, policies and/or investment decisions of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Buyer Stock Amount” or “Buyer Securities” means the Escrow Shares plus the Upfront Shares.

“Ancillary Agreements” shall mean the following agreements to be entered into at the Closing: (i) the Bill of Sale and Assignment and Assumption Agreement, by and between the Buyer and the Seller, in substantially the form attached hereto as Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”) and (ii) the Lock-Up Agreement, by and between the Buyer and each Seller Member, in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”).

“Business Day” means any day, other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by applicable Law or executive order to close.

“Business Records” means all books, records, ledgers and files or other similar information (whether in paper, electronic or other form) of the Business, including (a) customer lists (including pricing information, credit information and historical sales information for each such customer), vendor lists, customer relationship databases, lists of prospects, and lists of other purchasers of goods and services from the Business, (b) all market research, marketing and promotional plans and materials and sales and marketing information primarily related to the Business, (c) advertising and publicity materials and brochures, (d) records of operation, standard forms of documents, and manuals of operations or business procedures, and (e) product plans and roadmaps.

“Buyer Common Stock” shall mean shares of Class A common stock of the Buyer, par value $0.001 per share.

“Buyer Preferred Stock” shall mean shares of preferred stock of the Buyer, par value $0.001 per share.

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“Buyer Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock of the Buyer, par value $0.001 per share, having a stated value of $48.00 per share, and a conversion price of $1.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, license, agreement, commitment, lease, instrument, undertaking or other legally binding obligation or arrangement to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Conversion Shares” means the shares of Buyer Common Stock underlying the Buyer Series B Preferred Stock, subject to adjustment pursuant to the terms of the Buyer Series B Preferred Stock. No Conversion Shares will be issued until the receipt of Shareholder Approval.

“Damages” means and includes any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, interest (whether incurred in connection with an indemnification payment or otherwise, and including penalties and interest thereon), fee (including any reasonable legal fee, accounting fee, expert fee, consulting fee or advisory fee), charge, cost (including any cost of investigation) or expense, in each case of any nature.

“Deferred Payment” means an amount of cash equaling Two Million Dollars ($2,000,000) which may be paid or caused to be paid by the Seller (or its Affiliates) on or before the Measurement Date in its sole and absolute discretion.

“Dollars” or “$” means United States Dollars.

“Escrow Shares” means 54,908 shares of Buyer Series B Preferred Stock which shall be convertible at the Closing into 2,635,591 Conversion Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Entity” means any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission, as well as any arbitral body.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Closing) arising under, any obligations of the Seller primarily relating to the Business consisting of (i) indebtedness for borrowed money, (ii) any obligations in respect of any note, bond, debenture or other debt security, (iii) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations (provided that for purposes hereof, such Liabilities shall be valued as the amount of any termination payment, breakage, costs or other amounts payable upon termination thereof on the Closing Date), (iv) Liabilities for deferred and unpaid purchase price of property (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (v) obligations required to be recorded as capitalized leases under GAAP, (vi) any other fees, expense reimbursements, indemnity payments or other amounts, in each case payable by the Seller pursuant to the terms of the foregoing, and (vii) guarantees of, or agreements to insure, become liable for, or pledge any assets to secure, any indebtedness of a third party of the type described in the foregoing clauses (i) and (ii).

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“Independent Accounting Firm” means an independent accounting firm selected by and mutually acceptable to the Buyer and the Seller.

“Knowledge” means the current, actual knowledge of, or the knowledge that would reasonably be expected to be gained by: (i) each of Scott Walker and Brock Pierce with respect to the Seller and (ii) Chris Miglino with respect to the Buyer, following inquiries of their respective reports.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, or promulgated by any Governmental Entity, as well as any Orders.

“Liabilities” means any and all direct or indirect Indebtedness, liabilities, obligations, costs, expenses, claims, losses, damages, deficiencies or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, liquidated or unliquidated, choate or inchoate, subordinated or unsubordinated, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including those arising under any Law or Order, other governmental, regulatory or administrative charges or lawsuit brought, under any Contract or otherwise.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, claim, option, right of first refusal, right of first offer, attachment, title imperfection or defect, easement, covenant or other right, restriction or encumbrance of any kind, including any collateral security arrangement, conditional or installment sales agreement or other restriction of any kind (other than those created under applicable securities Laws). For purposes of this Agreement, Lien does not include a nonexclusive license to Intellectual Property.

“Litigation” means any claim, action, suit, complaint, charge, demand, litigation, prosecution, contest, hearing, inquiry, inquest, audit or other judicial, administrative or arbitration proceeding.

“Material Adverse Effect” means any change, effect or circumstance or group of any of the foregoing that has a material adverse effect on the business, results of operations or financial condition of the Business taken as a whole, other than any of the following or any effect attributable to any of the following: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Seller conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Business operates; (iii) any changes in Laws applicable to the Business or any of its properties or assets or changes in GAAP; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) any action taken that is required, expressly contemplated by, this Agreement (including the impact thereon on relationships (contractual or otherwise) with customers, vendors, lenders, employees or other business partners, or the identity of the Buyer or any action taken at the request of the Buyer; (vi) any failure by the Business to meet internal or published projections, forecasts, estimates or revenue or earnings predictions or expectations for any period, it being understood that any underlying event causing such changes or failures in whole or in part may be taken into account in determining whether a Material Adverse Effect has occurred; or (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, pandemics, manmade disasters and other force majeure events in any region in the world; in each case of clauses (i), (ii), (iii), (iv) or (vii) to the extent such changes, events, circumstances, effects, acts, escalation or worsening do not have a materially disproportionate impact on the Business relative to other businesses in similar industries to those in which Business operates.

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“Orders” means any order, judgment, injunction, award, decision, decree, stipulation, determination, writ or other ruling issued by any Governmental Entity.

“Permits” means any and all licenses, registrations, franchises, qualifications, permits, variances, exemptions, consents, certificates, Orders, approvals and authorizations issued by any Governmental Entity.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Residual Information” means the general ideas, know-how and techniques that would be retained in the unaided memory of an ordinary person, as a result of such person’s access to, use, review, evaluation, or testing of such information of the Business during the time that the Seller owned and operated the Business.

“Returned Escrow Shares” means such number of Escrow Shares multiplied by the Uncollected Deferred Payment Percentage.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of even date herewith, by and between the Buyer and the Seller.

“Seller Members” means, collectively, Scott Walker and Brock Pierce.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Buyer with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Conversion Shares underlying the Buyer Series B Preferred Stock and the to the extent the Deferred Payment expires as described in Section 2.3, further Shareholder Approval will be modified to exclude the Escrow Shares.

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“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Buyer Common Stock).

“Tax” or “Taxes” means: (a) all federal, state, local, foreign and other taxes, duties government fees, or other assessments or charges of any kind whatsoever, including net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs or other taxes and unclaimed property liabilities, together with any interest, penalties or additions to tax imposed with respect thereto; (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, by Contract or otherwise.

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of the determination, assessment, collection or payment of any Taxes or to be supplied to a Taxing Authority in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax (including any amendments or schedules, attachments or other supporting documentation with respect thereto).

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement and all other agreements, certificates, instruments, documents and writings delivered in connection with this Agreement including the Ancillary Agreements and the Securities Purchase Agreement.

“Transfer Taxes” means any sale or use, transfer, documentary, gross receipts, sales and use, value added, real property gains, excise, stamp or other similar Taxes imposed by reason of the Transactions or resulting, directly or indirectly, from the sale, assignment, transfer and delivery of the Purchased Assets.

“Uncollected Deferred Payment Percentage” means the quotient of the outstanding Uncollected Deferred Payment on the Measurement Date divided by the Deferred Payment.

“Upfront Shares” means 1,313,127 shares of Buyer Common Stock and 63,743 shares of Buyer Series B Preferred Stock.

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Section 9.2 Other Defined Terms. The following terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Allocation	2.4
Assumed Liabilities	1.3
Business	Recitals
Buyer	Preamble
Buyer Damages	8.3(a)
Buyer Disclosure Schedule	Article 5
Buyer Indemnified Parties	8.3(a)
Buyer SEC Reports	5.5(a)
Claimant	10.6(b)
Closing	3.1
Closing Date	3.1
Escrow Agent	2.2
Exchange Cap	2.2
Excluded Assets	1.2
Excluded Liabilities	1.4
Final Allocation	2.4
Fundamental Representations	8.1
Indemnitee	8.4(a)
Indemnitor	8.4(a)
Measurement Date	2.3
Parties	Preamble
Purchase Price	2.1
Purchased Assets	1.1
Request	10.6(b)
Respondent	10.6(b)
Seller	Preamble
Seller Indemnified Parties	8.3(b)
Seller Securities	5.9
Shareholder Approval	6.6
Survival Date	8.1
Uncollected Deferred Payment	2.3

Article 10.
Miscellaneous

Section 10.1 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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Section 10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day and any notice by email shall also be delivered by another permitted means of giving notice), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

(a) if to the Seller, to:

DNA Holdings, LLC

151 San Francisco Street

Suite 200

San Juan, PR 00901

Attention:	Scott Walker
E-mail:

with a copy to (which will not constitute notice):

O’Melveny & Myers, LLP

400 South Hope Street

18th Floor

Los Angeles, CA 90071

Attention:	Scott Sugino; David Kirman
Telephone:
E-mail:

(b) if to the Buyer, to:

SRAX, Inc.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

Attention:	Chris Miglino, Chief Executive Officer
E-mail:

with a copy to (which will not constitute notice):

Silvestre Law Group, P.C.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

Attention:	Raul Silvestre
Telephone:
E-mail:

Section 10.3 Entire Agreement; Assignment. This Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of the Parties; provided, the Buyer may assign its rights and obligations hereunder to any Affiliate of the Buyer, to any lender of Buyer or its Affiliates for collateral security purposes or to any subsequent purchaser of the Business; provided, however, the Buyer shall remain liable hereunder following any such assignment. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 shall be void.

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Section 10.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.6 Dispute Resolution.

(a) Subject to Section 10.6(d), any and all disputes, controversies or claims arising out of or relating to this Agreement or any provision hereof or to the Transactions, whether in contract, tort or otherwise, at law or in equity, for damages or any other relief, shall be finally settled by confidential arbitration administered by the American Arbitration Association in accordance with its then-prevailing commercial arbitration rules, except as they may be modified herein or by mutual written agreement of the parties. For the avoidance of doubt, the authority of the arbitrator(s) shall include the right to grant injunctive and other equitable relief (including specific performance).

(b) Any such arbitration proceeding shall be conducted in Los Angeles, California, and, except as otherwise provided below, shall be conducted by an arbitration tribunal composed of three (3) arbitrators. The party initiating arbitration (the “Claimant”) shall appoint a single arbitrator in its request for arbitration (a “Request”). The other party (the “Respondent”) shall appoint its arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the dispute as an arbitration tribunal composed of a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within thirty (30) days after the Respondent has notified the Claimant of the appointment of the Respondent’s arbitrator. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by or on behalf of the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairperson of the tribunal.

(c) The arbitration decision and award shall be in writing and shall be final, nonappealable and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the applicable parties or their assets.

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(d) Notwithstanding anything to the contrary herein, nothing herein shall preclude any party from pursuing injunctive or other equitable relief from a court of competent jurisdiction to enforce its rights under Section 6.1 hereof.

Section 10.7 Acknowledgement. Each of the Parties has reviewed and understands the terms of this Agreement and the other Transaction Documents to which such Party is a party, and has had the opportunity to discuss with such Party’s financial, tax and legal advisors, the representations, warranties and agreements being made by such Party herein and therein, including the available remedies against such Party for any breach, inaccuracy or violation of such representations, warranties and agreements.

Section 10.8 Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”; (v) the word “will” shall be construed to have the same meaning as the word “shall”; (vi) the phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”; and (vii) the word “or” is used in the inclusive sense of “and/or”.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 10.10 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

SRAX, INC.

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Title:	Chief Executive Officer

SELLER:

DNA HOLDINGS, LLC

By:	The Roundtable LLC
Its:	Manager

By:	/s/ Brock Pierce
Name:	Brock Pierce
Title:	Manager

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Bill of Sale and Assignment and Assumption Agreement

[See Exhibit 10.1 to the Current Report on Form 8-K that this exhibit is attached to]

Exhibit B

Form of Lock-Up Agreement

[See Exhibit 10.2 to the Current Report on Form 8-K that this exhibit is attached to]